Exhibit 8.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

December 27, 2012

PPG Industries, Inc.

One PPG Place

Pittsburgh, PA 15272

Ladies and Gentlemen:

We have acted as special counsel to PPG Industries, Inc., a Pennsylvania corporation (“PPG”), in connection with (1) the proposed contribution by PPG to Eagle Spinco Inc., a Delaware corporation and a wholly-owned subsidiary of PPG (“Splitco”), of certain assets directly held by PPG in exchange for the assumption of certain liabilities, the issuance by Splitco to PPG of shares of common stock, par value $0.001 per share, of Splitco (“Splitco Common Stock”), and the distribution by Splitco of cash and long-term debt securities of Splitco (the “Contribution”) pursuant to the Separation Agreement, dated as of July 18, 2012 (the “Separation Agreement”), by and between PPG and Splitco, (2) the proposed distribution by PPG of Splitco Common Stock to holders of common stock, par value $1.66-2/3 per share, of PPG (the “PPG Common Stock”) in exchange for currently outstanding shares of PPG Common Stock pursuant to an exchange offer (the “Exchange Offer”) and, in the event that the Exchange Offer is undersubscribed, a pro rata distribution by PPG to holders of PPG Common Stock of any unsubscribed for shares of Splitco Common Stock (the “Clean-Up Spin-Off,” and together with the Exchange Offer, the “Distribution”) pursuant to the Separation Agreement; and (3) immediately following the Distribution, the proposed merger of Grizzly Acquisition Sub, Inc (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Georgia Gulf Corporation, a Delaware Corporation (“Georgia Gulf”), pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”),1 dated as of July 18, 2012, by and among PPG, Splitco, Georgia Gulf, and Merger Sub (the foregoing transactions and the other transactions contemplated by the Merger Agreement and the Separation Agreement, the “Transactions”). At your request, and in connection with the effectiveness of the registration statement on Form S-4 and Form S-1 relating to the Transactions, including the Proxy Statement/Prospectus contained therein (as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion as to certain United States federal income tax matters.

In providing our opinion, we have examined the Merger Agreement, the Separation Agreement, and the other Transaction Agreements, the ruling request, which was filed with the Internal Revenue Service on June 27, 2012 in connection with the Transactions, and all supplemental submissions filed in connection therewith (together, the “Ruling Request”), and the ruling letter issued by the IRS on December 19, 2012 (together with the Ruling Request, the “Ruling Documents”), the Registration Statement, and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinions set forth herein. In addition, we have assumed that: (i) the Transactions and related transactions will be consummated in accordance with the provisions

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All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement and any reference herein to any document includes a reference to any exhibit, appendix, or similar attachment thereto.

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December 27, 2012

of the Merger Agreement, the Separation Agreement and the other Transaction Agreements and as described in the Registration Statement and the Ruling Documents (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Transactions and the parties thereto set forth in the Merger Agreement, the Separation Agreement, the other Transaction Agreements, the Registration Statement and the Ruling Documents are true, complete and correct and each of the Registration Statement and the Ruling Documents is true, complete and correct, (iii) the statements and representations (which statements and representations we have neither investigated nor verified) made by PPG, Splitco, Georgia Gulf and Merger Sub in their respective representation letters, dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete, and correct as of the date hereof and will remain true, complete, and correct at all times up to and including the effective time of the Contribution, the Distribution, and the Merger, (iv) all statements and representations qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and that all natural persons are of legal capacity, and (vi) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the Transactions are consummated in a manner that is different from the manner described in the Merger Agreement, the Separation Agreement, the other Transaction Agreements, the Registration Statement and the Ruling Documents, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” in the Registration Statement, it is our opinion that, under currently applicable United States federal income tax law:

1.	The Contribution and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code;

2.	PPG will recognize no gain or loss on the Contribution pursuant to Sections 361 and 357(a) of the Code, except for taxable income or gain possibly arising as a result of certain intercompany transactions;

3.	PPG will recognize no gain or loss upon the Distribution and the Debt Exchange pursuant to Section 361(c) of the Code, except for taxable income or gain possibly arising as a result of certain intercompany transactions;

4.	U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” in the Registration Statement) will recognize no gain or loss (and no amount will be includible in their income) upon the receipt of Splitco Common Stock in the Distribution under Section 355(a)(1) of the Code;

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December 27, 2012

5.	The basis of the Splitco Common Stock received by U.S. holders of PPG Common Stock in the Exchange Offer will be the same as the respective U.S. holder’s basis in the PPG Common Stock exchanged therefor pursuant to Sections 358(a)(1) of the Code;

6.	If the Clean-Up Spin-Off is effected, the basis of the Splitco Common Stock received by U.S. holders of PPG Common Stock in the Clean-Up Spin-Off will equal the basis of the PPG Common Stock with respect to which such Splitco Common Stock was received in the Clean-Up Spin-Off immediately before the Clean-Up Spin-Off, allocated between the respective U.S. holder’s PPG Common Stock and the Splitco Common Stock received in the Clean-Up Spin-Off in proportion to their respective fair market values immediately following the Clean-Up Spin-Off, pursuant to Section 358(a)(1), (b)(2) and (c) of the Code;

7.	The holding period of the Splitco Common Stock received by each U.S. holder of PPG Common Stock in the Distribution will include the holding period of the shares of PPG Common Stock held by each such U.S. holder immediately before the Distribution pursuant to Section 1223(1) of the Code, provided the PPG Common Stock was held as a capital asset on the date of the Distribution;

8.	The Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

9.	The U.S. holders of Splitco Common Stock will recognize no gain or loss on their receipt of shares of common stock, par value $0.01 per share, of Georgia Gulf (the “Georgia Gulf Common Stock”) (including any fractional share interests deemed received) solely in exchange for shares of Splitco Common Stock in connection with the Merger pursuant to Section 354(a)(1) of the Code;

10.	The basis of the Georgia Gulf Common Stock received by U.S. holders of Splitco Common Stock in the Merger (including any fractional share interests deemed received) will be the same as the respective U.S. holder’s basis in the Splitco Common Stock surrendered in exchange therefor pursuant to Section 358(a)(1) of the Code; and

11.	The receipt by U.S. holders of Splitco Common Stock of cash in lieu of fractional shares of Georgia Gulf Common Stock will be treated for United States federal income tax purposes as if the fractional shares had been distributed to such U.S. holders in connection with the Merger and then had been disposed of by such U.S. holders for the amount of such cash in a sale or exchange pursuant to which gain or loss is recognized under Section 1001 of the Code.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement, the Separation Agreement, the other Transaction Agreements, the Registration Statement or the Ruling Documents other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Transactions and certain related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have

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relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform PPG of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz